EXHIBIT 10.53

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into, at Irvine, California, as of the 4th day of December, 2003, by and between Autobytel Inc., a corporation duly organized under the laws of the State of Delaware (the “Company”), with offices at 18872 MacArthur Boulevard, Second Floor, Irvine, California 92612-1400, and Jeffrey A. Schwartz (hereinafter referred to as the “Executive”), who resides at 24950 Norman’s Way, Calabasas, California 91302.

RECITALS

WHEREAS: The Company currently employs and desires to continue to employ the Executive as President and Chief Executive Officer of the Company.

WHEREAS: The Executive is currently employed and desires to continue to be so employed by the Company.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

The Company hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts such employment by the Company for a period (the “Term”) commencing on December 4, 2003 (the “Commencement Date”) and expiring on December 31, 2006 (the “Termination Date”). Notwithstanding the above, in the event of a Change of Control of the Company prior to the Termination Date while the Executive remains employed by the Company, the Term shall automatically extend for a period of two years commencing from the date of the Change of Control. For purposes of this Agreement “Change of Control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation but not including any underwritten public offering registered under the Securities Act of 1933 (“Public Offering”)) in one or a series of related transactions of all or substantially all of the assets of the Company taken as a whole to any individual, corporation, limited liability company, partnership or other entity (each a “Person”) or group of Persons acting together (each a “Group”) (other than any of the Company’s wholly-owned subsidiaries or any Company employee pension or benefits plan), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transactions (including any stock or other purchase, sale, acquisition, disposition, merger, consolidation or reorganization, but not including any Public Offering) the result of which is that any Person or Group (other than any of the Company’s wholly-owned Subsidiaries, any underwriter temporarily holding securities pursuant to a Public Offering or any Company employee pension or benefits plan), becomes the beneficial owners of more than 40 percent (40%) of the aggregate voting power of all classes of stock of the Company having the right to elect directors under ordinary circumstances; or (iv) the first day on which a majority of the members of the board of directors of the Company (the “Board”) are not individuals who were nominated for election or elected to the Board with the approval of two-thirds of the members of the Board just prior to the time of such nomination or election. During the Term and any extension thereof Company shall cause Executive to be elected to the Board of Directors of Company provided, however, upon the termination of employment, as provided for in Article 6 hereof, Executive shall immediately resign from the Board of Directors.

ARTICLE 2

DUTIES AND OBLIGATIONS

2.1 DUTIES. During the Term of this Agreement, the Executive shall: (i) devote his full business time, attention and energies to the business of the Company; (ii) shall use his best efforts to promote the interests of the Company; (iii) shall perform such functions and services as President and Chief Executive Officer as shall be directed by the Board; (iv) shall act in accordance with the policies and directives of the Company; and (v) shall report directly to the Board.

2.2 RESTRICTIONS. Except as provided in Section 9.2(i), the Executive covenants and agrees that, while actually employed by the Company, he shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business or commercial nature to any other Person including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the Board. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement, if those activities do not materially interfere with the services required under this Agreement, and such activities shall not require the prior written consent of the Board. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit the Executive from making passive personal investments or conducting personal business, financial or legal affairs or other personal matters if those activities do not materially interfere with the services required hereunder. In addition to the foregoing, notwithstanding anything contained herein to the contrary, this Agreement shall not be construed to prohibit the Executive from serving as a director or board member of any other corporation, company, or other business entity, subject to the approval of the Board.

2.3 LOCATION. The principal location in which the Executive’s services are to be performed will be the Irvine, California area. The Executive shall not be required to change such principal location in excess of fifty miles beyond the geographic limits of Irvine, California, without his consent.

ARTICLE 3

COMPENSATION

3.1 BASE SALARY. As compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company hereby agrees to pay the Executive an annual salary (“Base Salary”) equal to at least Four Hundred Thousand Dollars ($400,000.00) during the Term, which rate shall be reviewed by the Board at least annually and may be increased (but not reduced) by the Board in such amounts as it deems appropriate. The Base Salary shall be paid in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company.

3.2 BONUSES. The Board may, in its sole discretion, provide the Executive with the opportunity to earn an annual bonus for each fiscal year of the Company, occurring in whole or in part during the Term. The annual bonus, if any, payable to the Executive shall be based on such criteria as may be established by the Board, in its sole discretion, from time to time, and shall reflect prevailing competitive practices for executives in similar positions; provided, however, that the Executive’s minimum annual bonus for a fiscal year shall be fifty percent (50%) of Executive’s Base Salary for such fiscal year, but only if the Company’s net income for such fiscal year is greater than the Company’s net income for the immediately preceding fiscal year. The Executive shall participate in all other short term and long term bonus or incentive plans or arrangements in which other similarly situated senior executives of the Company are eligible to participate from time to time. Any bonus shall be paid as promptly as practicable following the end of the preceding fiscal year. The provisions of this Section 3.2 shall be subject to the provisions of Section 3.4.

3.3 WITHHOLDING. The Company shall have the right to deduct or withhold from the compensation due to the Executive hereunder any and all sums required for federal income and employee social security taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.

3.4 RIGHT TO SEEK APPROVAL. The Company may provide for shareholder approval of any performance based compensation provided herein and may provide for the compensation committee to establish any applicable performance goals and determine whether such performance goals have been met.

ARTICLE 4

EMPLOYEE BENEFITS

4.1 BENEFITS. The Company agrees that the Executive shall be entitled to all ordinary and customary perquisites afforded generally to executive employees of the Company (except to the extent employee contribution may be required under the Company’s benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits afforded to the Executive on the date hereof and generally to the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board, in its sole discretion, on terms and conditions at least as favorable as provided to the Executive on the date hereof and other senior executives of the Company as of the date hereof or from time to time.

4.2 LIFE INSURANCE. In addition to the above, the Company shall provide for the benefit of the Executive life insurance coverage in the amount of three times the Executive’s Base Salary. Such coverage shall become effective as soon as practicable, but in any event within sixty (60) days, after such adjustment has been approved.

4.3 VACATION. The Executive shall be entitled to four (4) weeks of paid vacation for each full calendar year of his employment hereunder. To the extent accrued vacation time is unused in any given year, it may be carried over in accordance with the policies of the Company then in effect. Notwithstanding anything to the contrary, however, the Executive shall not be entitled to carry over any unused vacation for a period exceeding two (2) years provided, however, that any such unused vacation time which is not allowed to be carried over shall be cashed out by the Company according to its value at the time of such payment.

4.4 AUTOMOBILE. The Executive shall be entitled to a car, insurance and repair allowance of Two Thousand Dollars ($2,000.00) per month during the Term.

4.5 ESTATE PLAN ALLOWANCE. The Company shall provide Executive with an annual allowance of Five Thousand dollars ($5,000.00) to apply toward Executive’s trust and estate planning needs. Executive may elect to request that the annual allowance be increased by an amount not exceeding Five Thousand Dollars ($5,000.00) to meet Executive’s needs; provided, that the aggregate amount of such increases shall not exceed Five Thousand Dollars and such aggregate amount shall be deducted from the allowance for the last year of the Term.

ARTICLE 5

BUSINESS EXPENSES

5.1 EXPENSES. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the above, the Company shall not pay or reimburse the Executive for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless such organizations and the fees and costs associated therewith have first been approved in writing by the Board, in its sole discretion.

5.2 TRAVEL COSTS. Subject to the provisions of this Section 5.2, the Company shall reimburse the Executive for expenses incurred with business-related travel. Executive agrees that when traveling by airline on Company business, he shall travel in the same manner (i.e., Business Class) as other Company executives who are accompanying him. In the event no other Company executives are accompanying the Executive, the Company shall pay or reimburse the Executive for the costs of First-Class business-related airline travel.

5.3 RECORDS. As a condition to reimbursement under this Article 5, the Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. The Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1 TERMINATION FOR CAUSE. The Company may, during the Term, without notice to the Executive, terminate this Agreement and discharge the Executive for Cause, whereupon the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Executive any amount due and owing pursuant to Articles 3, 4, and 5, prorated to the date of termination. As used herein, the term “for Cause” shall refer to the termination of the Executive’s employment as a result of any one of the following: (i) any conviction of, or pleading of nolo contendere or guilty by, the Executive for any misdemeanor involving moral turpitude which if committed at the work place or in connection with employment would have constituted a material violation of Company policy or a felony; (ii) any willful misconduct of the Executive which has a materially injurious effect on the business or reputation of the Company; (iii) the gross dishonesty of the Executive which has a materially injurious effect on the business or reputation of the Company; or (iv) a material failure to consistently discharge his duties under this Agreement which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure other than such failure resulting from his Disability as defined below. For purposes of this Section 6.1, no act or failure to act, on the part of the Executive, shall be considered “willful” if it is done, or omitted to be done, by the Executive in good faith or with reasonable belief that his action or omission was in the best interest of the Company. The Executive shall have the opportunity to cure any such acts or omissions (other than item (i) above) within thirty (30) days of the Executive’s receipt of a notice from the Company finding that, in the good faith opinion of the Company, the Executive is guilty of acts or omissions constituting “Cause”.

6.2 TERMINATION WITHOUT CAUSE. Anything in this Agreement to the contrary notwithstanding, the Company shall have the right, at any time during the Term in its sole discretion, to terminate this Agreement and discharge the Executive without

Cause upon not less than thirty (30) days prior written notice to the Executive. The term “Termination Without Cause” shall mean the termination of the Executive’s employment during the Term by the Company for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive’s decision to terminate this Agreement and his employment by reason of any act, occurrence, decision or omission by the Company or the Board that: (A) materially modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, or duties as President and Chief Executive Officer and/or his position as a member of the Board; (B) deprives the Executive of his title(s) and/or position(s) of President or Chief Executive Officer or member of the Board; (C) relocates the Executive without his consent from the Company’s offices at 18872 MacArthur Boulevard, Irvine, California 92612-1400 to any other location in excess of fifty (50) miles beyond the geographic limits of Irvine, California, or (D) involves or results in any failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive (each a “Good Reason”). In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, then within thirty (30) days of notice of termination to or from the Executive (as the case may be): (i) in the event such termination right is not exercised on or following a Change of Control (as defined in Article 1 above), the Company shall pay to the Executive, in each of thirty-six (36) months following the exercise of such termination right, an amount equal to the sum of (1) the highest rate of monthly Base Salary in effect during the Term plus (2) one-twelfth of the average annual bonus earned by the Executive for the two (2) fiscal years immediately preceding the fiscal year in which notice of termination is given, provided, however, that if a Change of Control occurs within such thirty-six (36) month period, all remaining payments then due under this clause (i) shall be paid in a lump sum within ten days following occurrence of such Change of Control; or (ii) in the event such termination right is exercised on or following a Change of Control, the Company shall pay to the Executive a single lump sum payment equal to three times the sum of (1) the highest rate of annual Base Salary in effect during the Term plus (2) the average annual bonus earned by the Executive for the two (2) fiscal years immediately preceding the fiscal year in which notice of termination is given (the sum of (1) and (2) being referred to hereafter as the Executive’s “Severance Compensation”). The Company also shall (i) for a thirty-six (36) month period immediately following the termination of employment, continue to provide to the Executive and his beneficiaries, at its sole cost, the insurance coverages referred to in Section 4, (ii) at the same time annual bonuses for the year of termination are paid to other senior executives, pay to the Executive an annual bonus for such year, which bonus shall be pro rated to reflect the Executive’s period of employment during such year through the date of termination and (iii) within thirty (30) days of notice of termination to or from the Executive, pay to the Executive in a single lump-sum payment the aggregate cost of the benefits (other than insurance coverages) under Section 4, in each case to the extent he would have received such coverages and benefits had he remained employed by the Company for thirty-six (36) months following such termination. The payments, coverages and benefits referred to in this Section shall be provided only if the Executive has executed (and not revoked) a Release in favor of the Company (which Release shall be in a form provided by the Company).

6.3 TERMINATION FOR DEATH OR DISABILITY. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Term, it shall give written notice to the Executive of its intention to terminate his employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of his duties.

For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of one hundred and eighty (180) consecutive calendar days, or for a period of two hundred ten (210) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period. The Company hereby agrees that at all times prior to the Termination Date or any extension thereof, the Company shall provide Executive with disability insurance coverage which is substantially comparable to the coverage the Company provides to Executive on the date hereof.

6.4 TERMINATION WITHOUT GOOD REASON. Anything in this Agreement to the contrary notwithstanding, the Executive shall have the right, at any time during the Term in his sole discretion, to terminate this Agreement and his employment without Good Reason upon not less than thirty (30) days prior written notice to the Company. Except as provided in Section 6.5 hereof, in the event the Executive voluntarily terminates his employment hereunder other than for Good Reason, the respective rights and obligations of the parties hereunder shall terminate; provided, however, that the Company shall immediately pay the Executive any amount due and owing pursuant to Articles 3, 4 and 5, prorated to the date of termination.

6.5 ELECTION NOT TO EXTEND OR RENEW. If, prior to the end of the Term, the Company and the Executive have failed to execute a new agreement concerning Executive’s continued employment (which may include a renewal or extension of this Agreement), then, subject to Executive’s execution of (and failure to revoke) a Release in favor of the Company (which Release shall be in a form provided by the Company), the Executive may voluntarily terminate his employment as of the Termination Date, in which case the Company shall pay to Executive an aggregate amount equal to the 100 percent of Executive’s Severance Compensation, such payments to be made in twelve (12) equal monthly installments commencing with the month following the Termination Date.

6.6 OPTIONS. Upon the Executive’s termination under this Article 6, the Company’s obligations with respect to any stock option to purchase shares of the Company’s common stock granted to the Executive shall be determined by the terms and conditions of such option as set forth in the Executive’s written option agreement regarding such option, subject, however, to the provisions of this Section 6.6. The parties hereto expressly acknowledge that, except as provided in this Section 6.6, any and all options previously granted to Executive by the Company shall remain in full force and effect in accordance with their respective terms. Without limitation, such options include those Options referenced in Article 10.1 of the Employment Agreement between Executive and Company dated August 14, 2001 (“Initial Agreement”), the options referenced in Exhibit A to the Initial Agreement and all stock options which have been granted to Executive under either the 1999 or the 2000 Stock Option Plans and all Employee Stock Option Agreements dated August 14, 2001, December 17, 2001, and July 22, 2003, or as otherwise may be applicable. Notwithstanding anything to the contrary contained in any stock option agreement, upon any termination of Executive’s employment (i) pursuant to Section 6.5 hereof or (ii) following the later of the expiration of the Term of this Agreement (including any extensions thereof) or the term of any successor agreement hereto, all then unvested stock options held by Executive shall be immediately cancelled and forfeited; provided, however, that if such termination would have constituted a Termination Without Cause (had such termination occurred during the Term), then such unvested stock options shall remain outstanding for a period of six months following such termination solely for purposes of becoming fully vested and exercisable should a Change of Control occur during such six-month period (i.e., should a Change of Control not occur during such six-month period, such unvested stock options shall be cancelled and forfeited effective as of the date of Executive’s termination of employment) and in the event a Change of Control occurs during such six-month period, such options shall remain exercisable until the second anniversary of the date of such termination (but in no event beyond the tenth anniversary of the date of grant of such options). The provisions of this Section 6.6 shall survive the termination of this Agreement.

ARTICLE 7

PARACHUTE TAX INDEMNITY

7.1 GROSS-UP PAYMENT.

(a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option agreement between Executive and the Company or otherwise, but determined without regard to any additional payments required under this Article 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (including any interest or penalties imposed with respect thereto) and Excise Tax imposed on the Gross-up

Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by independent tax counsel (the “Tax Counsel”) based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by an independent nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Tax Counsel and Accounting Firm shall be appointed by the Company after consultation in good faith with the Executive and subject to the approval of the Executive (which approval shall not be unreasonably withheld). All fees and expenses of any Tax Counsels and Accounting Firms referred to above shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within ten (10) days of the receipt of the Accounting Firm’s determination. Any determinations by the Tax Counsel and Accounting Firm shall be binding upon the Company and the Executive, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that Executive is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability.

(c) For purposes of any determinations made by any Tax Counsel and Accounting Firm acting under Section 7.1(b):

(i) All Payments and Gross-Up Payments with respect to Executive shall be deemed to be “parachute Payments” under Section 280G(b) (2) of the Code and to be “excess parachute payments” under Section 280G(b) (1) of the Code that are fully subject to the Excise Tax under Section 4999 of the Code, except to the extent (if any) that such Tax Counsel determines in writing in good faith that a Payment in whole or in part does not constitute a “parachute payment” or otherwise is not subject to Excise Tax;

(ii) The value of any non-cash benefits or deferred or delayed payments or benefits shall be determined in a manner consistent with the principles of Section 280G of the Code; and

(iii) Executive shall be deemed to pay federal, state and local income taxes at the actual maximum marginal rate applicable to individuals in the calendar year in which the Gross-Up Payment is made, net of any applicable reduction in federal income taxes for any state and local taxes paid on the amounts in question.

7.2 CLAIMS AND PROCEEDINGS. The Executive shall notify the Company in writing of any Excise Tax claim by the Internal Revenue Service (or any other state or local taxing authority) that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than twenty (20) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such Excise Tax claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company after consultation in good faith with Executive and subject to approval by Executive (which approval shall not be unreasonably withheld) under the circumstances set forth in Section 7.1; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation of the foregoing provisions of this Article 7, the Company shall control the Excise Tax portion of any proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Excise Tax claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the Excise Tax claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. If the Company directs the Executive to pay such Excise Tax claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, however, that any Company-directed extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested Excise Tax amount is claimed to be due shall be effective only if it can be and is limited to the contested Excise Tax liability.

7.3 REFUNDS. If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Article 7 for payment of Excise Taxes, the Executive files an Excise Tax refund claim and receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Article 7) except as provided below, promptly pay to the Company the amount of any such refund of Excise Tax (together with any interest paid or credited thereon, but after any and all taxes applicable thereto), plus the amount (after any and all taxes applicable-thereto) of the refund (if any is applied for and received) of any income tax paid by Executive with respect to and as a result of his prior receipt of any previously paid Gross-Up Payment indemnifying Executive with respect to any such Excise Tax later so refunded. In the event Executive files for a refund of the Excise Tax and such request would, if successful, require Executive to refund any amount to the Company pursuant to this provision, then Executive shall be required to seek a refund of the Income Tax portion of any corresponding Gross-Up Payment so long as such refund request would not have a material adverse effect on Executive (which determination shall be made by independent tax counsel selected by Executive after good faith consultation with the Company and subject to approval of the Company, which approval shall not be unreasonably withheld). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Article 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE 8

NO MITIGATION OR OFFSET; INSURANCE

8.1 NO MITIGATION OR OFFSET. The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Article 6, and no severance benefit shall be reduced on account of any compensation received by the Executive from any other employment or source except that the Company’s obligation to provide insurance shall be reduced to the extent that reasonably comparable insurance is provided by an employer to Executive and his dependents, without further cost to Executive than the cost Executive bears for such Company-provided insurance on the date of termination as a result of any subsequent employment of Executive. The Company’s obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by the Executive to the Company.

8.2 INDEMNIFICATION, INSURANCE.

(a) If the Executive is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit or proceeding, or appeal therefrom, whether civil, criminal, administrative, investigative or otherwise, because he is or was an officer, director or employee of the Company, or at the express request of the

Company is or was serving, for purposes reasonably understood by him to be for the Company, as a director, officer, partner, employee, agent or trustee (or in any other capacity of an association, corporation, general or limited partnership, joint venture, trust or other entity), the Company shall indemnify the Executive against any reasonable expenses (including attorneys’ fees and disbursements), and any judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal therefrom to the extent such expenses, judgments, fines and amounts paid in settlement were not advanced by the Company on his behalf pursuant to subsection (b), to the fullest extent permitted under Delaware law. The Company shall provide Executive (with respect to both his status as an employee and director of the Company) with D&O insurance coverage at least as favorable to Executive as what the Company maintains as of the date hereof or such greater coverage as the Company may maintain from time to time thereafter; provided, however, that in no event shall the Company be required to spend a greater amount on such coverage than it does as of the Commencement Date. In addition to his rights hereunder, if Executive becomes a Director of the Company he shall receive the benefit of any and all rights of indemnity provided to any Company Director pursuant to Company practice, policy, agreement, Bylaws, Certificate of Incorporation or otherwise.

(b) Provided that the Executive shall first have agreed to in writing to repay such amounts advanced if it is determined by an arbitrator or court of competent jurisdiction that the Executive was not entitled to indemnification, upon the written request of the Executive specifying the amount of a requested advance and the intended use thereof, the Company shall indemnify Executive for his expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal whether civil, criminal, administrative, investigative or otherwise, in advance of the final disposition of any such claim, action, suit, proceeding or appeal therefrom to the fullest extent permitted under Delaware law.

ARTICLE 9

RESTRICTIVE COVENANTS

9.1 COVENANT NOT TO DISCLOSE CONFIDENTIAL INFORMATION. During the Term and following termination of this Agreement, the Executive agrees that, without the Company’s prior written consent, he will not use or disclose to any person, firm, association, partnership, entity or corporation, any confidential information concerning: (i) the business, operations or internal structure of the Company or any division or part thereof; (ii) the customers of the Company or any division or part thereof; (iii) the financial condition of the Company or any division or part thereof; and (iv) other confidential information pertaining to the Company or any division or part thereof, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventory lists, or the existence or nature of any of the Company’s agreements or agreements of any division thereof (other than this Agreement and any other option or compensation related agreements involving, the

Executive); provided, however, that the Executive shall be entitled to disclose such information: (i) to the extent the same shall have otherwise become publicly available (unless made publicly available by the Executive); (ii) during, the course of or in connection with any actual or potential litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement; (iii) as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting, in good faith and in the best interest of the Company; (iv) as may be required by law or judicial process or (v) if the information is generally known to personnel in Executive’s trade or business.

9.2 COVENANT NOT TO COMPETE. The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations and to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that at all times during his employment with the Company through the date of termination of Executive’s employment and, with respect to clause (iii) below, for a period of one (1) year from the date of termination of the Executive, the Executive will not, directly or indirectly, without the express written consent of the Board:

(i)	own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in any business competitive with the Company in those automotive markets and/or automotive products lines in which the Company competes within the United States at any time during the Term, or become associated with or render services to any person, firm, corporation or other entity so engaged (“Competitive Businesses”); provided, however, that the Executive may own without the express written consent of the Company not more than two percent (2%) of the issued and outstanding securities of any company or enterprise whose securities are listed on a national securities exchange or actively traded in the over the counter market;

(ii)	solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(iii)	solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for employment with the Executive or an affiliate of the Executive.

Notwithstanding the foregoing, if any court determines that the covenant not to compete, or any part thereof, is unenforceable because of the duration of such provision or the geographic area or scope covered thereby, such court shall have the power to reduce the duration, area or scope of such provision to the extent necessary to make the provision enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Company shall pay and be solely responsible for any attorney’s fees, expenses, costs and court or arbitration costs incurred by Executive in any matter or dispute between Executive and the Company which pertains to this Article 9 if the Executive prevails in the contest in whole or in part.

9.3 SPECIFIC PERFORMANCE. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing, covenants and assurances by the Executive contained in Sections 9.1 and 9.2, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall, upon making a sufficient showing under applicable law, be entitled to an injunction to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach. The obligations of the Executive and rights of the Company pursuant to this Article 9 shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in this Article 9 are in addition to and not in lieu of or exclusive of any other obligations and duties the Executive owes to the Company, whether expressed or implied in fact or law.

ARTICLE 10

GENERAL PROVISIONS

10.1 FINAL AGREEMENT. This Agreement is intended to be the Final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. Except with regard to (a) the written agreements governing the terms of stock options to purchase shares of the Company’s common stock granted to the Executive and (b) any Autoweb.com, Inc. options to purchase common stock held by Executive, which will be allowed to vest according to their terms, including the terms of the Autoweb.com, Inc. Change of Control Benefit Plan and the certain letter to Executive dated January 16, 2001, pertaining thereto, this Agreement supersedes all of Executive’s compensation agreements with Autoweb.com, Inc. and Executive expressly acknowledges that he is not and will not be entitled to any severance payments under any Autoweb.com, Inc. agreement or change of control plan. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

10.2 NO WAIVER. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

2.3 RIGHTS CUMULATIVE. The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

2.4 NOTICE. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex, fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex, fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by telegram, telex, fax or cable shall be confirmed in writing), by overnight mail or Federal Express within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:	Autobytel Inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400
Facsimile: (949) 862-1323
Attn: General Counsel

If to the Executive:	Jeffery Schwartz
24950 Normans Way
Calabasas, California 91302

With a copy to:	Larry C. Drapkin
Mitchell, Silberberg & Knupp
113770 Olympic Boulevard
Los Angeles, California 90064

2.5 SUCCESSORS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

2.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof, except that the indemnification provisions of Section 8.2 shall be governed by Delaware law without regard to conflict of law principles.

10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

10.8 SEVERABILITY. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not affect any other provision or application.

10.9 CONSTRUCTION. As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

10.10 ARBITRATION. Except as otherwise provided in Section 9.3 hereof, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the City of Irvine, California, in accordance with the employment arbitration rules then in effect of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof; provided, however, the Company shall pay and be solely responsible for any attorneys’ fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim brought by either the Executive or the Company alleging that the other party breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the other party if the Executive prevails in the contest in whole or in part.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Autobytel Inc.

By:	/s/ Michael Fuchs

Name:	Michael Fuchs
Title:	Chairman

/s/ Jeffrey A. Schwartz

Jeffrey A. Schwartz

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